AMENDMENT NO. 1

                          Dated as of November 20, 1998

         This AMENDMENT AND CONSENT (this "Amendment") made by and among NFO WORLDWIDE, INC., a Delaware corporation (the "Borrower"), FLEET NATIONAL BANK, a national banking association organized under the laws of the United States of America (the "Administrative Agent"), THE CHASE MANHATTAN BANK, a New York banking corporation (together with the Administrative Agent, the "Co-Agents") and the BANKS (the "Banks") parties to the Credit Agreement referred to below.

                             PRELIMINARY STATEMENTS:

         WHEREAS, the Borrower, the Co-Agents, and the Banks have heretofore entered into that certain Credit Agreement, dated as of March 9, 1998 (the "Credit Agreement"; the capitalized terms not otherwise defined herein being used herein as therein defined).

         WHEREAS, the Borrower has requested that the Banks amend the Credit Agreement (i) to permit the Borrower to incur additional Debt in an aggregate principal amount of US$72,000,000 in order for the Borrower to acquire (the "Infratest Acquisition") for a total purchase price of approximately DM205,000,000, 100% of the common stock of Infratest Burke Aktiengesellschaft Holding ("IBH"), a German stock corporation, (ii) to consent to the assumption of certain existing Debt of IBH by the Borrower and its Subsidiaries, and (iii) to adjust certain financial covenants as set forth herein, and the Banks and the Co-Agents have agreed to amend the Credit Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the Borrower, the Banks and the Co-Agents hereby agree as follows:

         SECTION 1. AMENDMENTS TO CREDIT AGREEMENT. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, hereby amended as follows:

                  (a) Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order to such Section, or replacing definitions in the case of terms which currently exist in the Credit Agreement, as follows:
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                                                                               2

                  "Acquisition" has the meaning set forth on Schedule B, provided that the reference to the term "Restricted Subsidiaries" contained therein shall mean and be a reference to the Subsidiaries hereunder.

                  "Attributable Debt" has the meaning set forth on Schedule B.

                  "Average Adjusted Leverage Ratio" means the sum of (a) Consolidated Funded Debt plus (b) either (i) zero, if there shall have been a period of 30 consecutive days during the period of four consecutive fiscal quarters of the Borrower then most recently ended when Consolidated Current Debt was zero, or (ii) the lowest average daily amount of Consolidated Current Debt outstanding during any period of 30 consecutive days during the period of four consecutive fiscal quarters of the Borrower then most recently ended, if Consolidated Current Debt was not zero during any such period of 30 consecutive days, to (ii) Pro Forma EBITDA for such period of four consecutive fiscal quarters.

                  "Average Senior Adjusted Leverage Ratio" means the sum of (a) Consolidated Senior Funded Debt plus (b) either (i) zero, if there shall have been a period of 30 consecutive days during the period of four consecutive fiscal quarters of the Borrower then most recently ended when Consolidated Current Debt was zero, or (ii) the lowest average daily amount of Consolidated Current Debt outstanding during any period of 30 consecutive days during the period of four consecutive fiscal quarters of the Borrower then most recently ended, if Consolidated Current Debt was not zero during any such period of 30 consecutive days, to (ii) Pro Forma EBITDA for such period of four consecutive fiscal quarters.

                  "Consolidated Current Debt" has the meaning set forth on Schedule B.

                  "Consolidated Funded Debt" has the meaning set forth on Schedule B.

                  "Consolidated Senior Funded Debt" has the meaning set forth on Schedule B.

                  "Domestic Subsidiary" means any Subsidiary of the Borrower organized and existing under the laws of one of the states comprising the United States of America.

                  "Euro" means the single unit of currency under the European Monetary Union which may be utilized by any country which issues one of the Alternative Currencies (other than the Euro) as such country's lawful currency in substitution of such country's Alternative Currency (other than the Euro).

                  "Eurodollar Rate" means, for any Eurodollar Loan or LIBOR Market Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient of (i) the Eurodollar Base Rate for such Loan for such Interest Period, divided by (ii) one minus the Reserve Requirement for such Loan for such Interest Period. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement, or may be adjusted on and as of the date on which the Euro shall be legally substituted for any Alternative Currency (excluding the Euro) as may be deemed appropriate by the Administrative Agent and the Banks.

                  "Existing Note Purchase Agreement" means that certain Note Purchase Agreement, dated as of March 9, 1998, as amended by Amendment No. 1, dated as of November 20, 1998, among the Borrower and the Purchasers identified therein for the issuance of Debt in an aggregate principal amount not to exceed $40,000,000, as the same may be further amended, restated or supplemented from time to time.

                  "Facility Documents" means this Agreement, the Notes, the Guaranty, the Authorization Letter, the Environmental Indemnification and each of the documents, certificates or other instruments referred to in Article 4 as well as any other documents, instruments or certificates to be delivered by the Borrower or the Guarantors in connection with this Agreement or in connection with the documents, instruments or certificates referred to in Article 4, including documents delivered in connection with any Borrowing, as each such Facility Document may be amended and/or restated from time to time.

                  "Funded Debt" means, with respect to any Person, all Debt of such Person for money borrowed, including any indebtedness incurred pursuant to the provisions of any revolving credit agreement or other similar agreement; provided, that, for purposes of Article 8, the definition of "Funded Debt" has the meaning set forth in Schedule B.

                  "Guaranty" means the guaranty in substantially the form of Exhibit K hereto executed and delivered by each of the Guarantors under the terms of this Agreement, and any future guaranty delivered by a Subsidiary pursuant to Section 6.9.

                  "Guarantors" means each of PSI Holding Corp., Plog Research, Inc., Prognostics Corp., Migliara/Kaplan Associates, Inc., NFO Research, Inc., and Ross-Cooper-Lund, Inc., each of the foregoing being Delaware corporations and Domestic Subsidiaries , and any other Domestic Subsidiary that delivers a Guaranty pursuant to Section 6.9.

                  "IBH" means Infratest Burke Aktiengesellschaft Holding, a stock corporation formed and existing under the laws of Germany.

                  "IBH Acquisition Debt" has the meaning set forth in Section 7.1(j).

                  "Incentive Amount" means 0.5% of the aggregate principal amount of the Interim Loan.

                  "Increase" has the meaning set forth in the definition of "Interim Margin" set forth in this Section 1.1.

                  "Interim Loan" means the Revolving Loan in an aggregate principal amount of $8,000,000 made by the Banks as of November 20, 1998, the proceeds of which shall be utilized by the Borrower, together with the other sources of funding described in Section 7.1(j), to acquire IBH.

                  "Interim Margin" means the Margin effective after the StepDown Date that applies to Revolving Loans plus an amount (the "Increase") equal to 25 basis points per calendar quarter for each successive calendar quarter, on a cumulative basis, thereafter; provided, that, in no event shall the Increase exceed 100 basis points.

                  "Lien" means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge (other than a negative pledge), charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

                  "Margin" means, (a) for any Variable Rate Loan, 0 basis points; and (b) for any Eurodollar Loan, the margin for such type of Loan that would apply as set forth in Section 2.13; provided, that, 30 basis points shall be added to any applicable Margin (for Variable Rate Loans and Eurodollar Loans) for the period beginning on the date that the Interim Loan is made hereunder and ending on the Step-Down Date, provided, however, that if the Borrower shall fail to repay in full the Interim Loan by the Step-Down Date, such 30 basis points shall be permanently added to the Margin for all Revolving Loans, including Variable Rate Loans and Eurodollar Loans.

                  "Noteholders Documents" means, collectively, the Existing Note Purchase Agreement, the Note Purchase Agreement, and the Subordinated Note Purchase Agreement.

                  "Note Purchase Agreement" means that certain Note Purchase Agreement, dated as of November 20, 1998, among the Borrower and the Purchasers identified therein, for the issuance of Debt in an aggregate principal amount of $55,000,000, as the same may be amended, restated, or supplemented from time to time.

                  "Pro Forma EBITDA" has the meaning set forth on Schedule B.

                  "Schedule B" shall mean and be a reference to Schedule B to the Note Purchase Agreement delivered to the Banks on November 20, 1998, a copy of which is attached hereto as Schedule B. For purposes of the definitions set forth in Schedule B which are utilized by reference herein, the reference to the word "Company" shall mean and be deemed to be the Borrower, and the reference to the words "Restricted Subsidiaries" shall mean and be deemed to be those Subsidiaries which may qualify as a "Restricted Subsidiary" under the Note Purchase Agreement, and any other capitalized terms utilized within any definition contained on Schedule B that is utilized herein shall be construed such that the practical effect of any such definitions shall be applied herein as applied in the Note Purchase Agreement.

                  "Senior Adjusted Leverage Ratio" means for any Person, as at any date, a ratio on a consolidated basis in accordance with GAAP of
         (i) the Senior Funded Debt of such Person to (ii) Pro Forma EBITDA of such Person.

                  "Senior Funded Debt" means all Funded Debt, including the Loans, of the Borrower that is senior or equal in priority to the Loans.

                  "Step-Down Date" means the earlier to occur of (i) the date that the Borrower shall have received Net Cash Proceeds as described in
         Section 6.10 sufficient to repay in full the Interim Loan, or (ii) September 30, 1999.

                  "SubNote Debt" has the meaning set forth in Section 7.1(j).

                  "Subordinated Note Purchase Agreement" means that certain Note Purchase Agreement, dated as of November 20, 1998, among the Borrower and the Purchasers identified therein, for the issuance of Subordinated Debt in an aggregate principal amount of $17,000,000, as the same may be amended, restated, or supplemented from time to time.

                  (b) The introductory language contained in Section 2.5(a)(i) is hereby amended to read as follows:

                  "(i) Application of Net Cash Proceeds (except as provided elsewhere in this Agreement)."

                  (c) Section 2.5(a) of the Credit Agreement is hereby amended by adding a new Section 2.5(a)(v) to the end of that Section to read as follows:

                  "(v) Interim Loan. The Borrower shall repay, on the StepDown Date, the entire principal amount of the Interim Loan, provided, that, if the Step-Down Date (and the repayment) shall occur on a Banking Day other than the last day of any applicable Interest Period for such Loan, the Borrower shall compensate the Banks for any losses, costs, expenses, or reduction in return as provided in Section 3.5 incurred by the Banks and the Administrative Agent in connection with such repayment. The Borrower's failure to repay the Interim Loan in full by the Step-Down Date shall result in (i) the permanent increase in the Margin as provided in Section 6.10, and (ii) the application of the Interim Margin to the Interim Loan until paid in full, but shall not result in a Payment Default or an Event of Default so long as the Borrower is in compliance with all other terms and conditions of this Agreement and the other Facility Documents on the Step-Down Date."

                  (d) Section 2.10 of the Credit Agreement is hereby amended by adding a new Section 2.10(e) to read as follows:

                  "(e) The margin rate on the Interim Loan commencing from the first date of the third calendar quarter of 1999 until the Interim Loan is paid in full shall be the applicable Margin then in effect plus the Increase, without duplication after the Step-Down Date."

                  (e) The Adjusted Leverage Ratio Margin grid contained in
Section 2.13 of the Credit Agreement is hereby amended and replaced in its entirety to read as follows:

                                                               Margin
                                                          Eurodollar Loans
            Adjusted Leverage Ratio                        (Basis Points)
            -----------------------                        --------------
Greater than or equal to 3.50                                   125.0
Greater than or equal to 3.00, but less than 3.50               105.0
Greater than or equal to 2.50, but less than 3.00                85.0
Greater than or equal to 2.00, but less than 2.50                65.0
Greater than or equal to 1.50, but less than 2.00                57.5
Greater than or equal to 1.00, but less than 1.50                50.0
Less than 1.00                                                   40.0
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                                                                               7

                  (f) The Adjusted Leverage Ratio facility fee grid contained in
Section 2.14 of the Credit Agreement is hereby amended and replaced in its entirety to read as follows:

                                                          Facility Fee Rate
            Adjusted Leverage Ratio                        (Basis Points)
            -----------------------                        --------------
Greater than or equal to 3.50                                    50.0
Greater than or equal to 3.00, but less than 3.50                45.0
Greater than or equal to 2.50, but less than 3.00                40.0
Greater than or equal to 2.00, but less than 2.50                35.0
Greater than or equal to 1.50, but less than 2.00                30.0
Greater than or equal to 1.00, but less than 1.50                25.0
Less than 1.0                                                    22.5

                  (g) Section 3.1 of the Credit Agreement is hereby amended by adding a new Section 3.1(e) to read as follows:

                  "(e) The Borrower agrees, at the request of the Administrative Agent, to compensate the Banks for any reasonable losses, costs, expenses or reductions in return that shall be incurred or sustained by the Banks as a result of the implementation of the Euro, that would not have been incurred or sustained by the Banks but for the transactions provided for herein. A certificate of the Administrative Agent setting forth (x) the amount or amounts necessary to compensate the Administrative Agent and the Banks, (y) the nature of the loss or expense sustained or incurred by the Administrative Agent and the Banks as a consequence thereof, and (z) a reasonably detailed explanation of the calculation thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Banks entitled thereto, the amount shown as due on any such certificate within ten
         (10) days after receipt thereof."

                  (h) Section 5.9 of the Credit Agreement is hereby amended by adding the following sentence at the end of the Section:

                  "The Guarantors (a) represent all of the major operating Domestic Subsidiaries (other than the Subsidiaries of PSI Holding Corp., a holding company), as of November 20, 1998, as described in
         Schedule 5.9, as amended, and (b) have duly executed and delivered to the Administrative Agent a Guaranty."

                  (i) Section 6.8(i) of the Credit Agreement is hereby amended by replacing the reference to the number "10" contained therein with the number "5".

                  (j) Article 6 of the Credit Agreement is hereby amended by adding to the end of that Article the following new Sections:

                  "Section 6.9. Release of Guarantors. Promptly, but in no event later than 10 days following the merger, consolidation, sale or transfer of 100 percent of the assets or capital stock of any Guarantor (such transferring Guarantor, an "Original Guarantor") to or into another Domestic Subsidiary which is not already a Guarantor hereunder, cause such Domestic Subsidiary to become a Guarantor pursuant to
         Section 7.10. Following such merger, consolidation, sale or transfer, any Original Guarantor that does not then own any material assets (whether in the form of Cash and Cash Equivalents or otherwise) shall be released from its obligations under the Guaranty.

                  Section 6.10. Step-Down Requirement. By the Step-Down Date, have received Net Cash Proceeds from the issuance of (i) new subordinated debt, in substantially the form of subordinated debt issued in connection with the Subordinated Note Purchase Agreement or on such other terms as shall be satisfactory to the Administrative Agent and the Banks in their sole discretion, or (ii) capital stock, securities or other equity of the Borrower, in an aggregate amount equal to at least the Interim Loan . Such Net Cash Proceeds shall be applied to the entire Interim Loan by the Borrower as set forth in
         Section 2.5(a)(v). In the event the Borrower fails to comply with the preceding sentences, no Payment Default or Event of Default shall result, provided, that, the following shall occur hereunder without any further action or notice on the part of the Administrative Agent or the Banks or any modification or amendment to any Facility Document: (x) a permanent increase in the margin for Revolving Loans (including Variable Rate Loans and Eurodollar Loans) by 30 basis points as set forth in the definition of "Margin" contained in Section 1.1, and (y) the application of the Interim

         Margin to the Interim Loan until payment in full from Net Cash Proceeds of the type described in this Section 6.10 above."

                  (k) Section 7.1(c) of the Credit Agreement is hereby amended to read as follows:

                  "(c) Debt of the Borrower which is (i) Subordinated Debt, or
         (ii) subordinated debt in an aggregate principal amount not to exceed US$8,000,000, for purposes of repaying the Interim Loan pursuant to
         Section 2.5(a)(v), provided, that, such subordinated debt shall be in substantially the form of the subordinated debt issued pursuant to the Subordinated Note Purchase Agreement or on such other terms which shall be satisfactory to the Administrative Agent and the Banks in their sole discretion.

                  (l) Section 7.1(j) of the Credit Agreement is hereby amended in its entirety to read as follows:

                  "(j) Debt incurred by the Borrower (other than Debt pursuant to Section 7.1(a)) in connection with the acquisition (the "Infratest Acquisition") of IBH pursuant to that certain Stock Purchase Agreement, dated as of November 10, 1998, among the Borrower, NFO EUROPE (Deutschland) GMBH & Co. KG, a German limited partnership and Subsidiary of the Borrower, and the shareholders of IBH signatories thereto in a maximum aggregate principal amount not to exceed US$72,000,000, as such Debt is described in the Note Purchase Agreement, and the Subordinated Note Purchase Agreement (the "SubNote Debt"; and all of the foregoing Debt being collectively referred to as the "IBH Acquisition Debt"), provided, that, (i) no Liens or encumbrances upon any of the properties or assets of any kind whatsoever of the Borrower or any Subsidiary shall be created pursuant to the terms of the IBH Acquisition Debt; (ii) the IBH Acquisition Debt, together with the Debt described in the Existing Note Purchase Agreement, shall at no time be greater in priority than the Debt of the Borrower and its Subsidiaries in connection with the Facility Documents; and (iii) so long as any Facility Document shall be in effect, the SubNote Debt shall remain subordinated in payment and priority to the obligations of the Borrower hereunder, as provided in the Subordinated Note Purchase Agreement;".

                  (m) Section 7.1 of the Credit Agreement is hereby amended by deleting the "and" at the end of Section 7.1(k), by replacing the "." at the end of Section 7.1(l) with "; and", and by adding a new Section 7.1(m) to read as follows:

                  "(m) Additional Debt incurred by the Borrower on terms substantially similar to those contained in the Note Purchase Agreement or on such other terms as shall be satisfactory to the Administrative Agent and the Banks in an aggregate principal amount not to exceed US$5,000,000, provided that, all Net Cash Proceeds raised by the Borrower in connection therewith shall be applied in accordance with the last paragraph of Section 2.5(a)(i)."

                  (n) The subclauses following the term "except" contained in
Section 7.2 of the Credit Agreement are hereby amended to read as follows:

                  "except (a) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (b) guaranties of Debt permitted by
         Section 7.1; (c) the Guaranty, and the guarantees, in substantially the form of the Guaranty, executed by the Guarantors in connection with the Existing Note Purchase Agreement, the Note Purchase Agreement and the Subordinated Note Purchase Agreement; and (d) guarantees executed by the Borrower or any Subsidiary in the ordinary course of business in respect of operating leases and other ordinary course operating expenses of the Borrower or any of its Subsidiaries."

                  (o) Section 7.4 of the Credit Agreement is hereby amended by deleting the word "and" at the end of Section 7.4(d), by replacing the "." at the end of Section 7.4(e) with "; and" and by adding the following new Section 7.4(f) to read as follows:

                  "(f) sale-and-lease-back agreements permitted in accordance with Section 7.7(e)."

                  (p) Section 7.7 of the Credit Agreement is hereby amended in its entirety to read as follows:

                  "Section 7.7. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, assign, transfer or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of such Subsidiaries, receivables, leasehold interests and software, panel and subpanel data, lists and information and customer lists); except: (a) for inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; (c) that any such Subsidiary may sell, lease, assign, or otherwise transfer its assets to the Borrower;

         (d) that the Borrower and any such Subsidiary may license or sublicense software, knowhow and other intellectual properties to any Person so long as the Borrower or such Subsidiary receives fair value consideration in exchange for such license or sublicense; (e) any sale-and-leaseback agreement entered into by the Borrower or its Subsidiaries, so long as the aggregate amount of all Attributable Debt of the Borrower and its Subsidiaries, on a consolidated basis, relating to all such sale-and- leaseback transactions shall not exceed $5,000,000 in the aggregate; (f) provided that no Default or Event of Default would result within a one-year period therefrom as described in the financial projections delivered under clause (ii) below, the sale, assignment or other disposition of 100 percent of the assets or capital stock of a Guarantor, not otherwise permitted hereunder (it being understood that upon such sale, transfer or other disposition such Guarantor shall be released from its obligations under the Guaranty) so long as (i) the EBITDA of such Guarantor does not represent an amount which is greater than five percent (5%) of the EBITDA of the Borrower and its Consolidated Subsidiaries for the twelve-month period then ended, (ii) the Administrative Agent shall have received financial projections which confirm that the Borrower will be in compliance with each covenant contained in Article 8, and illustrate that no Default or Event of Default would result within a one-year period thereafter,
         (iii) the Guarantor to be released does not own, after any such sale, assignment, transfer or other disposition, any material assets (whether in the form of Cash or Cash Equivalents or otherwise), and (iv) all such Net Cash Proceeds received by the Borrower (or its Subsidiaries) from such sale shall be applied in accordance with the last paragraph of Section 2.5(a)(i); and (g) for other dispositions of assets not exceeding in the aggregate in any fiscal year $3,000,000, provided, that all such Net Cash Proceeds described in this clause (g) shall be applied in accordance with Section 2.5(a)(i).

                  (q) Section 7.10 of the Credit Agreement is hereby amended to read as follows:

                  "Section 7.10. Mergers, Etc. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire all or substantially all of the assets or the business of any Person (or enter into any agreement to do any of the foregoing), or permit any of its Subsidiaries to do so except that: (a) any Subsidiary may merge into or transfer assets to the Borrower; (b) subject to the terms of
         Section 7.10(d), any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary; (c) the Borrower or any of its Subsidiaries may effect any Acceptable Acquisition permitted by Section 7.11; (d) any Guarantor may merge into, consolidate with, or sell, assign, lease, or transfer to another Guarantor or any other Domestic Subsidiary under this Section 7.10(d) or under Section 7.10(b), provided that, if the surviving Domestic Subsidiary is not already a Guarantor, then such Domestic Subsidiary shall have duly executed and delivered to the Administrative Agent a Guaranty, together with articles of incorporation, by-laws and resolutions authorizing such Domestic Subsidiary to enter into the Guaranty, together with any other certificates, instruments and agreements which the Administrative Agent may reasonably request in connection with the Guaranty; and (e) the Borrower may sell, assign or otherwise dispose of substantially all of the assets or capital stock of a Guarantor as provided in Section 7.7(f), or any Subsidiary (other than a Guarantor) as may be permitted under Section 7.7(g). "

                  (r) Section 7.11(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

                           "(a) an Acquisition in which the following conditions are satisfied:

                           (i) no Default or Event of Default exists or would result from such Acquisition;

                           (ii) the company or assets acquired involve substantially the same or similar line of business as the Borrower and its Subsidiaries;

                           (iii) the Borrower demonstrates that, on a consolidated basis with the acquired assets and/or company, in accordance with GAAP, it would have been in compliance with the financial covenants contained in Article 8 on a trailing four quarters pro forma basis as of the end of the immediately preceding fiscal quarter;

                           (iv) in no event shall the aggregate amount expended by the Borrower and any of its Subsidiaries, whether in the form of Cash and Cash Equivalents, Debt or equity of any kind whatsoever, for any Acquisitions permitted hereunder within any one calendar year exceed US$20,000,000 or its Dollar Equivalent; and

                           (v) such Acceptable Acquisition occurs after the StepDown Date."

                  (s) The definition of "Acquisition" contained in Section 7.11 of the Credit Agreement is hereby deleted.

                  (t) Article 7 is hereby amended by adding a new Section 7.13 to read as follows:

                  "Section 7.13. No Changes to Noteholders Documents. Amend, modify, supplement, waive compliance with, or assent to noncompliance with, any term, provision or condition set forth in (i) (A) Sections 8, 10 or 11, and Schedule B of the Existing Note Purchase Agreement and the Note Purchase Agreement, or (B) Sections 8, 10, or 11 of the Subordinated Note Purchase Agreement, or any such comparable provisions contained in the Noteholders Documents, in each case, without first providing notice of the same to the Administrative Agent; and (ii)
         Section 13 of the Subordinated Note Purchase Agreement without the prior written consent of the Required Banks."

                  (u) Article 8 of the Credit Agreement is hereby amended in its entirety to read as follows:

                         ARTICLE 8. FINANCIAL COVENANTS.

         So long as any of the Notes shall remain unpaid or any Bank shall have any Commitment under this Agreement:

                  Section 8.1. Minimum Capital Base. The Borrower shall maintain at all times, measured at the end of each fiscal quarter, a Consolidated Capital Base of not less than $100,000,000 plus
                  (a) 50% of each quarterly Consolidated Net Income gain since September 30, 1998, plus (b) 100% of Net Proceeds from any issuance of equity securities by the Borrower since September 30, 1998, plus (c) 100% of the Net Proceeds from any issuance by the Borrower of Subordinated Debt from and after September 30, 1998, excluding the SubNote Debt as of November 20, 1998.

                  Section 8.2. Adjusted Leverage Ratio. The Borrower and its Consolidated Subsidiaries shall maintain at all times an Adjusted Leverage Ratio, measured quarterly for the twelve month period then ended (a rolling twelve month calculation measured as of the end of each successive quarter), (i) of not greater than 3.75 to 1.0, at any time on or before December 31, 1999, and (ii) of not greater than 3.5 to 1.0 at any time thereafter.

                  Section 8.3. Average Adjusted Leverage Ratio. The Borrower and its Consolidated Subsidiaries shall not (except as provided in the Facility Documents), directly or indirectly, create, incur, assume, guarantee, or otherwise become, directly or indirectly, liable with respect to, any Subordinated Debt which is Funded Debt (other than Existing Subordinated Funded Debt, the Subordinated Notes, Inter-Company Debt and Swaps (as each term is defined in Schedule B)) after November 20, 1998, unless, immediately after giving effect thereto and to the application of the proceeds thereof (and without duplication), no Default or Event of Default exists, and the Average Adjusted Leverage Ratio does not exceed 3.50 to 1.0.

                  Section 8.4. Senior Adjusted Leverage Ratio. The Borrower and its Consolidated Subsidiaries shall maintain at all times a Senior Adjusted Leverage Ratio, measured quarterly for the twelve month period then ended (a rolling twelve month calculation measured as of the end of each successive quarter), (i) of not greater than 3.50 to 1.0 before the Step-Down Date, and (ii) of not greater than 3.25 to 1.0 at any time thereafter.

                  Section 8.5. Average Senior Adjusted Leverage Ratio. The Borrower and its Consolidated Subsidiaries shall not (except as provided in the Facility Documents), directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to, any Senior Funded Debt (other than Existing Senior Funded Debt, the Notes, Inter-Company Debt and Swaps (as each term is defined in Schedule B)) after November 20, 1998, unless, immediately after giving effect thereto and to the application of the proceeds thereof (and without duplication), no Default or Event of Default exists, and the Average Senior Adjusted Leverage Ratio does not exceed 3.0 to 1.0.

                  Section 8.6. Interest Coverage Ratio. The Borrower and its Consolidated Subsidiaries shall maintain at all times an Interest Coverage Ratio, measured quarterly for the twelve month period then ended (a rolling twelve month calculation measured as of the end of each successive quarter), of not less than 3.5 to 1.0 at any time.

                  (v) Sections 9.1(b) and 9.1(c) are each amended in their entireties to read as follows:

                  "(b) any representation or warranty made or deemed made by the Borrower in this Agreement or in any other Facility Document or by any Guarantor in any Facility Document to which it is a party or which is made by the Borrower or any Guarantor in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with any Facility Document shall prove to have been false or misleading in any material respect on or as of the date made or deemed made;

                  (c) the Borrower or any Guarantor shall: (i) fail to perform or observe any term, covenant or agreement contained in
                  Section 2.3, subsections (g) through (m) and (o) through (q) of Section 6.8, or Articles 7 or 8; or (ii) fail to perform or observe any term, covenant or agreement on its part to be performed or observed under subsections (a), (b), (d), (e),
                  (f) or (n) of Section 6.8 and such failure shall continue for 10 consecutive days after notice from the Administrative Agent to the Borrower; or (iii) fail to perform or observe any term, covenant or agreement on its part to be performed or observed (other than the obligations specifically referred to in clause
                  (i) or (ii) or elsewhere in this Section 9.1 and the obligation of the Borrower described in Section 6.10) in any Facility Document and such failure shall continue for 30 consecutive days after notice from the Administrative Agent to the Borrower or any Guarantor, as the case may be, or from the Borrower to the Administrative Agent;".

                  (w) The reference (i) to "$500,000" contained in Section 9.1(d)(i) of the Credit Agreement is hereby replaced with "US$2,000,000"; (ii) to "$500,000" contained in Section 9.1(f) of the Credit Agreement is hereby replaced with "US$1,000,000"; and (iii) to "$5,000,000" contained in Section 9.1(h) of the Credit Agreement is hereby replaced with "$6,000,000".

                  (x) Section 9.1 is hereby amended by deleting the word "or" at the end of Section 9.1(h) and 9.1(i), by amending and replacing Section 9.1(j) to read as set forth below, and by adding a new Section 9.1(k) to read as follows:

                  "(j) an Event of Default shall have occurred and be continuing under any of (i) the Existing Note Purchase Agreement, (ii) the Note Purchase Agreement, or (iii) the Subordinated Note Purchase Agreement; or

                  (k) any Guaranty shall at any time after its execution and delivery and for any reason cease to be in full force and effect (except as provided herein or therein) or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Guarantor or any Guarantor shall deny it has any further liability or obligation thereunder or shall fail to perform its obligations thereunder."

                  (y) Section 11.1 of the Credit Agreement is hereby amended by deleting the word "or" at the end of Section 11.1(d), by replacing the "," at the end of Section 11.1(e) with ", or" and by adding the following new Section 11.1(f):

                           "(f) release any Guaranty or Guarantor under the Facility Documents other than pursuant to the terms hereof or thereof,".

                  (z) The Exhibits and Schedules to the Credit Agreement are hereby amended by adding to the Credit Agreement a new "Exhibit K" in the form of Exhibit A hereto, by adding to the Credit Agreement a new "Schedule B" in the form of Schedule B hereto, and by delivering amendments to the Schedules to the Credit Agreement as provided in Section 3(d).

         SECTION 2. CONSENT TO IBH EXISTING COMMITMENTS DEBT, ETC. Subject to satisfaction of the conditions precedent set forth in Section 3 hereof, the Co-Agents and the Banks hereby consent to the Infratest Acquisition, the IBH Acquisition Debt and the assumption by the Borrower or any of its Subsidiaries of the Debt of IBH or any of its Subsidiaries (whether now existing or hereafter incurred) arising under those certain credit or loan agreements (and guarantees related thereto) listed on Schedule I hereto (the "IBH Existing Commitments Debt") in a maximum aggregate principal amount not to exceed DM 68,000,000 or the Dollar Equivalent thereof, plus a credit facility in an aggregate principal amount of US$10,000,000, provided, that, (a) so long as any of the Facility Documents shall remain in effect, there shall be no extensions, renewals, replacements, or refinancings of the IBH Existing Commitments Debt and the maximum aggregate principal amount available under the IBH Existing Commitments Debt, shall not increase and (b) the IBH Existing Commitments Debt is and shall remain unsecured Debt of the Borrower and its Subsidiaries other than in respect of Liens arising from any deposit agreements relating to bankers' Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided, that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or any Subsidiary in excess of those set forth by regulations promulgated by the applicable German statutes or regulations. In addition, the Banks hereby consent to all other existing indebtedness (and corresponding Liens) of IBH and its Subsidiaries as described on Schedule I hereto.

         SECTION 3. CONDITIONS OF EFFECTIVENESS. This Amendment shall become effective when, and only when, the Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrower, the Co-Agents and the Banks, and all of the following documents in form and substance satisfactory to the Administrative Agent and the Banks:

                  (a) A certificate executed by a duly authorized officer of the Borrower certifying that (i) the statements contained in Section 7.1(j) of the Credit Agreement, as amended by this Amendment, are true and accurate in all material respects and (ii) all material documentation evidencing the IBH Acquisition Debt and the assumption of the IBH Existing Commitments Debt have been executed by the parties thereto and delivered to the Administrative Agent, including, but not limited to, complete execution copies of the Stock Purchase Agreement, the Amendment to the Existing Note Purchase Agreement, the Note Purchase Agreement and the Subordinated Note Purchase Agreement, together with all exhibits and schedules thereto, (iii) copies of all of the material agreements listed on Schedule I relating to the IBH Existing Commitments Debt have been delivered to the Administrative Agent, and (iv) executed copies of any opinions of counsel of the Borrower and its Subsidiaries related to the Infratest Acquisition, and the IBH Acquisition Debt have been delivered to the Administrative Agent (including the opinion letters delivered pursuant to Section 4.4 of each of the Note Purchase Agreement and the Subordinated Note Purchase Agreement.

                  (b) All executed (as applicable) documents, schedules and items described in Sections 3(a) (ii), (iii) and (iv) of this Amendment.

                  (c) The Guaranty (the "Guaranty"), in substantially the form of Exhibit A attached hereto, shall be duly executed by each Guarantor (as such term is defined in Section 1.1 of the Credit Agreement, as amended by this Amendment), together with any other certificates, instruments or agreements which the Administrative Agent may reasonably request in connection with the Guaranty.

                  (d) Amendments to all Schedules and Exhibits to the Credit Agreement and the other Facility Documents as may be necessary to correctly and accurately reflect the status of the Borrower and its Subsidiaries upon the effectiveness of the Infratest Acquisition.

                  (e) The quarterly consolidated financial statement for the Borrower and its Subsidiaries for the calendar quarter immediately preceding the current calendar quarter, in form satisfactory to the Administrative Agent, together with cash flow and income projections for the next three successive calendar quarters.

                  (f) Certified copies of (i) the resolutions of the Board of Directors or Executive Committee of the Borrower approving this Amendment and the documents executed in connection herewith, and resolutions by the Guarantors approving the Guaranty, and (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment, and the documents executed in connection herewith, including the Guaranty, including, but not limited to, the articles of incorporation, by-laws and good standing certificates of each Guarantor.

                  (g) A certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor certifying the names and true signatures of the officers of the Borrower and the Guarantors authorized to sign this Amendment and the Guaranty, respectively, and the other documents to be delivered hereunder.

                  (h) A favorable opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel for the Borrower and its Subsidiaries and the Guarantors, to the effect that this Amendment, the Subordinated Note Purchase Agreement, and the Guaranty have been duly authorized, executed and delivered by the Borrower and/or the Guarantors and as to such other matters as the Administrative Agent may reasonably require.

                  (i) A certificate signed by a duly authorized officer of the Borrower stating that:

                  (i) The representations and warranties contained in Section 4 of this Amendment and the other representations and warranties contained in Article 5 of the Credit Agreement (unless such representation and warranty is limited to a particular date, in which case, such representation and warranty shall be true and correct in all material respects as of such date), as amended, including Section 5.9 of the Credit Agreement, are true and correct in all material respects on and as of the date of such certificate as though made on and as of such date,

                  (ii) The assumption by the Borrower and its Subsidiaries of the IBH Existing Commitments Debt and the IBH Acquisition Debt will not violate any corporate articles, by-laws or stockholder agreements of the Borrower or any of its Subsidiaries, or violate any law, rule, regulation, order, writ, judgment, injunction, or decree relating to the Borrower or any of its Subsidiaries or otherwise cause any default under any loan or credit agreement, indenture, or other document, instrument, lease or agreement which exists as of the date hereof, relating to the Borrower or any of its Subsidiaries except, in each case, when such contravention, violation, breach or default is not reasonably expected to have a Material Adverse Effect,

                  (iii) All material documents necessary for the consummation of the Infratest Acquisition and the assumption by the Borrower or its Subsidiaries of the IBH Existing Commitments Debt have been fully executed by all relevant parties thereto, all necessary corporate authorizations, consents and government approvals required to be obtained in connection with the Infratest Acquisition and the IBH Existing Commitments Debt have been obtained or waived, in each case, except to the extent that failure to do so is not reasonably expected to have a Material Adverse Effect, and the Infratest Acquisition has been consummated in all material respects, and

                  (iv) After giving effect to the terms of this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

                  (j) Payment to the Administrative Agent of (i) an administrative fee in an amount agreed to in writing between the Administrative Agent and the Borrower and (ii) payment of all costs, fees, expenses and charges incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment.

                  (k) Payment to the Administrative Agent of the Incentive Amount, as such term is defined in Section 1(a) of this Amendment.

                  (l) Payment to the Administrative Agent for the account of the appropriate Bank of a transaction fee in an amount equal to 0.0015% of the Commitment of each Bank that currently has a Commitment of US$25,000,000, and in an amount equal to 0.00125% of the Commitment of each Bank that currently has a Commitment of US$12,500,000.

         SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants for itself and on behalf of the Guarantors as follows:

                  (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each Guarantor is a Domestic Subsidiary of the Borrower and is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) The execution, delivery and performance by the Borrower of this Amendment, by the Guarantors of the Guaranty, and any certificates, documents, or instruments in connection herewith and with the Guaranty are within the Borrower's and each Guarantor's corporate powers and authority, have been duly authorized by all necessary corporate action and do not and will not:
(a) require any consent or approval of its stockholders; (b) contravene its charter or by-laws; (c) vio late any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or any Guarantor; (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower or any Guarantor is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any Guarantor; or (f) cause the Borrower or any Guarantor to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument, except where such contravention, violation, breach, default or Lien is not reasonably expected to have a Material Adverse Effect.

                  (c) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by the Borrower of this Amendment, the Guarantors of the Guaranty, or any of the documents, instruments and certificates delivered in connection herewith, which have not already been obtained except to the extent that failure to do so is not reasonably expected to cause a Material Adverse Effect.

                  (d) This Amendment, together with any documents, instruments, certificates or agreements executed or delivered in connection herewith to which the Borrower or any of its Subsidiaries is a party, including the Guaranty, constitute legal, valid and binding obligations of the Borrower and the Guarantors enforceable against the Borrower and the Guarantors in accordance with their respective terms, except to the extent that such enforcement may be limited by general principles of equity and applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

                  (e) Except as disclosed in the Credit Agreement, as amended by this Amendment, there is no pending or (to the best of the Borrower's knowledge) threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, (i) which may adversely affect the financial condition or operations of the Borrower and its Subsidiaries, or (ii) which purport to affect the legality, validity or enforceability of this Amendment or the

Guaranty or any other document, instrument, certificate or agreement executed or delivered in connection herewith, in each case with respect to clause (i) or
(ii) above, which is reasonably likely to result in a Material Adverse Effect.

                  (f) After giving effect to the terms of this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

         SECTION 5. REFERENCE TO AND EFFECT ON THE FACILITY DOCUMENTS. (a) Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference in any Facility Documents to the Credit Agreement or any other Facility Document, shall mean and be a reference to the Credit Agreement or such other Facility Document as amended hereby, and each reference to the "Facility Documents" shall mean and be a reference to the Facility Documents, including the Guaranty.

                  (b) Except as specifically amended herein, the Credit Agreement and the other Facility Documents shall remain in full force and effect and are hereby ratified and confirmed.

                  (c) The execution, delivery and effectiveness of this Amendment, together with the consent described in Section 2, shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Co-Agent or any Bank under any of the Facility Documents, nor constitute a waiver of any provision of any of the Facility Documents.

                  (d) The Co-Agents and the Banks are under no obligation to enter into this Amendment. Except as expressly provided herein, the Co-Agents' and the Banks' entering into this Amendment shall not be deemed to limit or hinder any rights of any Co-Agent or Bank under the Credit Agreement, nor shall it be deemed to create or infer a course of dealing between any such party or any Bank or the Borrower or any Subsidiary with regard to any provision of the Credit Agreement.

                  (e) Except as set forth herein, the consent described in
Section 2 shall have no effect on any other portion of the Credit Agreement, as amended by this Amendment, all of which shall remain in full force and effect, including all of the Co-Agents' and the Banks' rights and remedies hereunder and thereunder, all of which are expressly reserved.

         SECTION 6. POST-CLOSING. As soon as available and in any event within 60 days from the date hereof, the Borrower shall cause to be delivered to the

Administrative Agent, its counsel, and the Banks, full and completed sets of the closing binders in connection with the Infratest Acquisition.

         SECTION 7. COSTS, EXPENSES AND TAXES. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent and the Banks in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent and the Banks as to their rights and responsibilities hereunder and thereunder. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 7. In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment, and the other instruments and documents to be delivered hereunder, and agrees to save the Co-Agents and the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

         SECTION 8. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         SECTION 9. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Connecticut.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                            THE BORROWER:

                                            NFO WORLDWIDE, INC.

                                            By: /s/ Patrick G. Healy
                                            ------------------------
                                            Patrick G. Healy
                                            Chief Financial Officer


                                            BANK, CO-AGENT AND ADMINISTRATIVE
                                            AGENT:

                                            FLEET NATIONAL BANK

                                            By: /s/ Frederick A. Meagher
                                            ----------------------------
                                            Frederick A. Meagher
                                            Vice President


                                            BANK AND CO-AGENT:

                                            THE CHASE MANHATTAN BANK

                                            By: /s/ Alan J. Aria
                                            --------------------
                                            Alan J. Aria
                                            Vice President

                                            BANK:

                                            THE BANK OF NEW YORK

                                            By: /s/ Diane Vaccaro
                                            ---------------------
                                            Diane Vaccaro
                                            Vice President


                                            BANK:

                                            FIRST UNION NATIONAL BANK

                                            By: /s/ Richard J. Klouda
                                            -------------------------
                                            Richard J. Klouda
                                            Vice President

                                    EXHIBIT A
                                    ---------

                                    GUARANTY


         GUARANTY dated as of November 20, 1998, made by the undersigned (each a "Guarantor" and collectively, the "Guarantors"), in favor of the banks (the "Banks") parties to the Credit Agreement (as defined below) and FLEET NATIONAL BANK, as Administrative Agent (the "Agent") for the Banks.

                             PRELIMINARY STATEMENTS:

         WHEREAS, NFO Worldwide, Inc. (the "Borrower"), the Banks, The Chase Manhattan Bank and Fleet National Bank, as the Co-Agents, and the Agent have entered into that certain Credit Agreement dated as of March 9, 1998, as amended by Amendment No. 1 (the "Amendment"), dated as of the date hereof (as so amended, and as the same may be amended, restated or supplemented from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined unless otherwise defined herein), pursuant to which the Banks have made available to the Borrower certain credit facilities and other Loans in an aggregate principal amount not to exceed $75,000,000 (the "Facility");

         WHEREAS, the Amendment permits, INTER ALIA, the Borrower to obtain additional unsecured Funded Debt and Subordinated Debt in order to acquire a new Subsidiary pursuant to the terms of the documents heretofore delivered to the Agent and the Banks in connection with the Infratest Acquisition; and

         WHEREAS, each Guarantor is a Subsidiary of the Borrower and is financially interested in its affairs and it is a condition to the Banks entering into the Amendment that this Guaranty be executed and delivered to the Agent pursuant to Section 3(b) of the Amendment.

         NOW, THEREFORE, in consideration of the foregoing, each Guarantor agrees as follows:

         Section 1. Guaranty of Payment.

         The Guarantors absolutely, unconditionally and irrevocably guarantee to the Agent and the Banks, jointly and severally, the punctual payment of all sums now owing or which may in the future be owing by the Borrower under or in respect of the Facility, when the same are due and payable, whether on demand, at stated maturity, by acceleration or otherwise, and whether for principal, interest, fees, expenses, indemnification or otherwise (all of the foregoing sums being the "Liabilities"). The Liabilities include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Facility Documents. This Guaranty is a guaranty of payment and not of collection only. Neither the Agent nor any Bank shall be required to exhaust any right or remedy or take any action against the Borrower or any other person or entity or any collateral. Each Guarantor agrees that, as between the Guarantor and the Agent and the Banks, the Liabilities may be declared to be due and payable for the purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that, in the event of a declaration or attempted declaration, the Liabilities shall immediately become due and payable by the Guarantors for the purposes of this Guaranty.

         Section 2. Guaranty Absolute. Each Guarantor guarantees that the Liabilities shall be paid strictly in accordance with the terms of the Credit Agreement, the Notes and the other Facility Documents. The liability of each Guarantor under this Guaranty is absolute, irrevocable, and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Facility Documents or Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Facility Document or Liability; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any security interest, for all or any of the Facility Documents or Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Facility Document or Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Facility Document or Liability; (e) any other defense whatsoever which might constitute a defense available to, or discharge of, the Borrower or a guarantor (other than that the Liabilities have been Fully Satisfied).

         Section 3. Guaranty Irrevocable. This Guaranty is a continuing guaranty and shall remain in full force and effect until the Liabilities have been Fully Satisfied. For purposes of this Guaranty, "Fully Satisfied" shall mean, as of any date, that, on or before such date, (a) the principal of and interest accrued to such date on any Liabilities shall have been paid in full in cash,
(b) all fees, expenses and other amounts then due and payable which constituted Liabilities shall have been paid in full in cash and (c) the Commitments shall have expired or irrevocably been terminated. Upon the sale, transfer or other disposition of a Guarantor permitted under Sections 6.9 and 7.7(f) of the Credit Agreement, such Guarantor shall be automatically released from its obligations and shall cease to be a Guarantor hereunder.

         Section 4. Reinstatement. Notwithstanding anything contained herein to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Liabilities is rescinded or must otherwise be returned by the Agent or any Bank on the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

         Section 5. Subrogation. The Guarantors shall not exercise any rights which they may acquire by way of subrogation, by any payment made under this Guaranty or otherwise, until all the Liabilities have been Fully Satisfied. If any amount is paid to any Guarantor on account of subrogation rights under this Guaranty at any time when all the Liabilities have not been Fully Satisfied, the amount shall be held in trust for the benefit of the Agent and the Banks and shall be promptly paid to the Agent and the Banks to be credited and applied to the Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Credit Agreement. If any Guarantor makes payment to the Agent and the Banks of all or any part of the Liabilities and all the Liabilities have been Fully Satisfied, the Agent and the Banks shall, at such Guarantor's request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, nec essary to evidence the transfer by subrogation to such Guarantor of any interest in the Liabilities resulting from such payment.

         Section 6. Subordination. Without limiting the Agent's or any Bank's rights under any other agreement, any liabilities owed by the Borrower to any Guarantor in connection with any extension of credit or financial accommodation by such Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Liabilities, and such liabilities of the Borrower to such Guarantor, if the Agent so requests during the occurrence or continuation of a Default or and Event of Default, shall be collected, enforced and received by such Guarantor as trustee for the Agent and the Banks and shall be paid over to the Agent and the Banks on account of the Liabilities but without reducing or affecting in any manner the liability of any Guarantor under the other provisions of this Guaranty.

         Section 7. Representations and Warranties. Each Guarantor hereby represents and warrants that:

                  (a) Incorporation, Good Standing and Due Qualification. Each of such Guarantor and its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to so qualify has not had, and is not reasonably expected to have, a Material Adverse Effect.

                  (b) Corporate Power and Authority; No Conflicts. The execution, delivery and performance by such Guarantor of the Facility Documents to which it is a party are within its power and authority and have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders; (b) contravene its charter or by-laws; (c) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to any Guarantor or any of its Subsidiaries; (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Guarantor is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by any Guarantor; or (f) cause any Guarantor or any of its Subsidiaries to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument, except where such contravention, violation, breach, default or Lien is not reasonably expected to have a Material Adverse Effect.

                  (c) Legally Enforceable Agreements. Each Facility Document to which such Guarantor is a party is, or when delivered under this Agreement will be, a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by equitable principles relating to availability of equitable remedies.

                  (d) Litigation. There are no actions, suits or proceedings pending or, to the knowledge of such Guarantor, threatened, against or affecting such Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator, which, in any one case or in the aggregate, is reasonably expected to have a Material Adverse Effect or to materially adversely affect the ability of such Guarantor to perform its obligations under the Facility Documents to which it is a party.

                  (e) Solvency.

                           (i) The present fair saleable value of the assets of
such Guarantor before giving effect to all the transactions contemplated by the Facility Documents and the funding of all Commitments under the Credit Agreement exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of such Guarantor as they mature.

                           (ii) The property of each Guarantor does not
constitute unreasonably small capital for such Guarantor to carry out its business as now conducted and as proposed to be conducted, including the capital needs of such Guarantor.

                           (iii) Such Guarantor does not intend to, nor does it
believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by any such Guarantor, and of amounts to be payable on or in respect of debt of any Guarantor).

         Section 8. Remedies Generally. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law.

         Section 9. Setoff. Upon the occurrence and during the continuance of any Event of Default, each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim the Agent or any Bank may otherwise have, the Agent and any Bank shall be entitled, at their option, to offset balances (general or special, time or demand, provisional or final) held by them for the account of such Guarantor at any of the Agent's or such Bank's offices, in U.S. dollars or in any other currency, against any amount payable by any Guarantor under this Guaranty which is not paid when due following any applicable notice and cure periods (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that the Agent's or any Bank's failure to give such notice shall not affect the validity thereof.

         Section 10. Formalities. Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guaranty or incurrence of any Liability and any other formality with respect to any of the Liabilities or this Guaranty.

         Section 11. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by any Guarantor therefrom, shall be effective unless it is in writing and signed by the Agent and the Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.

         Section 12. Expenses. The Guarantors, jointly and severally, shall reimburse the Agent and the Banks on demand for all costs, expenses and charges (including without limitation reasonable fees and charges of external legal counsel for the Agent and the Banks) incurred by the Agent and the Banks in connection with the performance or enforcement of this Guaranty. The obligations of the Guarantors under this Section shall survive the termination of this Guaranty.

         Section 13. Assignment. This Guaranty shall be binding on, and shall inure to the benefit of, each Guarantor, the Agent, the Banks and their respective successors and assigns; provided that the Guarantors may not assign or transfer their respective rights or obligations under this Guaranty. Without limiting the generality of the foregoing: the Agent and any Bank may assign or otherwise transfer their rights under the Facility Documents to any other person or entity in accordance with the Credit Agreement, and such assignee or transferee shall then become vested with all the rights granted to the Agent or such Bank in this Guaranty or otherwise.

         Section 14. Captions. The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.

         Section 15. GOVERNING LAW, ETC. THIS GUARANTY SHALL BE GOVERNED BY THE LAW OF THE STATE OF CONNECTICUT. EACH GUARANTOR CONSENTS TO THE NON-EXCLUSIVE JURISDICTION AND VENUE OF THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT. SERVICE OF PROCESS BY THE AGENT OR ANY BANK IN CONNECTION WITH ANY SUCH DISPUTE SHALL BE BINDING ON EACH GUARANTOR IF SENT TO SUCH GUARANTOR BY REGISTERED MAIL AT THE ADDRESS SPECIFIED BELOW OR AS OTHERWISE SPECIFIED BY SUCH GUARANTOR FROM TIME TO TIME. TO THE EXTENT THAT THE GUARANTORS HAVE OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

         EACH GUARANTOR WAIVES ANY RIGHT SUCH GUARANTOR MAY HAVE TO A JURY
TRIAL.

         Section 16. COMMERCIAL WAIVER. THE GUARANTORS ACKNOWLEDGE THAT THE LIABILITIES ARE FOR COMMERCIAL PURPOSES AND WAIVE ANY RIGHT TO NOTICE AND HEARING UNDER SECTIONS 52-278a THROUGH 52-278n OF THE CONNECTICUT GENERAL STATUTES AS NOW OR HEREAFTER AMENDED AND AUTHORIZES THE ATTORNEY OF THE AGENT OR ANY BANK, OR ANY SUCCESSOR THERETO, TO ISSUE A WRIT OF PREJUDGMENT REMEDY WITHOUT

COURT ORDER. FURTHER, EACH GUARANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF ALL VALUATION, APPRAISEMENTS, HOMESTEAD, EXEMPTION, STAY, REDEMPTION AND MORATORIUM LAWS NOW IN FORCE OR WHICH MAY HEREAFTER BECOME LAWS. EACH GUARANTOR ACKNOWLEDGES THAT IT MAKES THESE WAIVERS AND THE WAIVERS CONTAINED IN SECTION 15 KNOWINGLY AND VOLUNTARILY AND ONLY AFTER EXTENSIVE CONSID ERATION OF THE RAMIFICATIONS OF THESE WAIVERS WITH ITS ATTORNEYS.

         Section 17. Savings Clause.

                  (a) It is the intent of each Guarantor, the Agent and the Banks that each Guarantor's maximum obligations hereunder shall be equal to, but not in excess of:

                           (i) in a case or proceeding commenced by or against
any Guarantor under the Bankruptcy Code, the maximum amount which would not otherwise cause the Liabilities (or any other obligations of such Guarantor to the Agent or any Bank) to be avoidable or unenforceable against such Guarantor under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

                           (ii) in a case or proceeding commenced by or against
any Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Liabilities (or any other obligations of such Guarantor to the Agent or any Bank) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation including without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

(The substantive laws under which the possible avoidance or unenforceability of the Liabilities (or any other obligations of any Guarantor to the Agent or any Bank) shall be determined in any such case or proceeding shall hereinafter be referred to as the "Avoidance Provisions").

                  (b) To the end set forth in Section 17(a), but only to the extent that the Liabilities would otherwise be subject to avoidance under the Avoidance Provisions if such Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Liabilities, or if the Liabilities would render such Guarantor insolvent, or leave such Guarantor with unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Liabilities are deemed to have been incurred under the Avoidance Provisions and after giving effect to contribution as among any Guarantor and other guarantors, the maximum Liabilities for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Liabilities (or any other obligations of such Guarantor to the Agent or any Bank), as so reduced, to be subject to avoidance under the Avoidance Provisions. This Section 17 is intended solely to preserve the rights of the Agent and the Banks hereunder to the maximum extent that would not cause the Liabilities of any Guarantor to be subject to avoidance under the Avoidance Provisions, and neither the Guarantors nor any other Person shall have any right or claim under this Section 17 as against the Agent or any Bank that would not otherwise be available to such Person under the Avoidance Provisions.

         Section 18. Judgment Currency.

                  (a) The obligations of the Guarantors under this Guaranty and the other Facility Documents to make payments in Dollars or in any Alternative Currency (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Bank of the full amount of the Obligation Currency expressed to be payable to them hereunder. If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made, at the Alternative Currency Equivalent or Dollar Equivalent, in the case of any Alternative Currency or Dollars, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as on the Banking Day immediately preceding the day on which the judgment is given (such Banking Day being hereinafter referred to as the "Judgment Currency Conversion Date").

                  (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantors, jointly and severally, covenant and agree to pay such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation

Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

                  (c) For purposes of determining the Alternative Currency Equivalent or Dollar Equivalent or rate of exchange for this Section, such amount shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

         IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty.


         [Name of Guarantor]

         [Address for Notice to each Guarantor]

                                   SCHEDULE B

                [DEFINITIONS PURSUANT TO NOTE PURCHASE AGREEMENT]

                                  DEFINED TERMS

         As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

         "ACQUISITION" means any transaction (including any merger or consolidation, but not including the formation of new Subsidiaries after the Closing Date) pursuant to which the Company or any of its Restricted Subsidiaries (a) acquires equity Securities (or warrants, options or other rights to acquire such Securities) of any Person, other than the Company or any Person which is then a Subsidiary, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, or (b) makes any Person (other than a Subsidiary of the Company) a Restricted Subsidiary, or causes any such Person to be merged into or consolidated with the Company or any of its Restricted Subsidiaries, in any case pursuant to a merger, a purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Person's then outstanding Securities, in exchange for such Securities, of cash or Securities of the Company or any of its Restricted Subsidiaries, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any Person (other than a Subsidiary of the Company).

         "ACQUISITION AGREEMENT" means the Stock Purchase Agreement dated as of November 10, 1998 by and among the Company, NFO Europe (Deutschland), GMBH & Co. KG, a German limited partnership, as buyer, and the stockholders of Infratest, as sellers.

         "AFFILIATE" means at any time, and with respect to any Person,

                  (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and

                  (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.

As used in this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

         "AGREEMENT, THIS" is defined in Section 17.3.

         "ASSET DISPOSITION" means any Transfer except :

                  (a) any

                           (i) Transfer from a Restricted Subsidiary to the
                  Company or another Restricted Subsidiary, and

                           (ii) Transfer from the Company to a Restricted
                  Subsidiary, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists; and

                  (b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or
         (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of the Restricted Subsidiaries or that is obsolete.

         "ATTRIBUTABLE DEBT" means, as to any particular lease relating to a Sale-and-Leaseback Transaction, the present value of all Long Term Lease Rentals required to be paid by the Company or any Subsidiary under such lease during the remaining term thereof (determined in accordance with generally accepted financial practice using a discount factor equal to the interest rate implicit in such lease if known or, if not known, of 7% PER ANNUM).

         "BANGLADESH ACQUISITION" means the acquisition by the Company or one of its Subsidiaries, for an aggregate consideration not in excess of $225,000, of a 35% interest in the share capital of Somra Limited, a Bangladesh corporation.

         "BUSINESS DAY" means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Connecticut, Illinois, Massachusetts, New York or the state in which you are located are required or authorized to be closed.

         "CAPITAL ASSETS" means all property and equipment of the Company and the Restricted Subsidiaries (after deducting any reserves applicable thereto) which would be shown as such on a consolidated balance sheet of such Persons prepared in accordance with GAAP.

         "CAPITAL LEASE" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         "CAPITAL LEASE OBLIGATION" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

         "CAPITAL STOCK" means any class of capital stock, share capital or similar equity interest of a Person.

         "CLOSING" is defined in Section 3.

         "CLOSING DATE" is defined in Section 3.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

         "COMPANY" is defined in the introductory sentence of this Agreement.

         "CONFIDENTIAL INFORMATION" is defined in Section 20.

         "CONSOLIDATED CURRENT DEBT" means all Current Debt of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED FUNDED DEBT" means the sum of Consolidated Senior Funded Debt PLUS Consolidated Subordinated Funded Debt.

         "CONSOLIDATED NET INCOME" means, with reference to any period, the net income (or loss) of the Company and the Restricted Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and the Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and the Restricted Subsidiaries in accordance with GAAP, PROVIDED that there shall be excluded:

                  (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or a Restricted Subsidiary, and the income (or loss) of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition,

                  (b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Company or such Restricted Subsidiary in the form of cash dividends or similar cash distributions,

                  (c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary,

                  (d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period,

                  (e) any aggregate net gain, or any aggregate net loss, during such period arising from the sale, conversion, exchange or other disposition of Capital Assets,

                  (f) any gains resulting from any write-up of any assets, or any loss resulting from any write-down of any assets,

                  (g) any net gain from the collection of the proceeds of life insurance policies,

                  (h) any gain arising from the acquisition of any Security, or the extinguishment, under GAAP, of any Debt, of the Company or any Restricted Subsidiary,

                  (i) any net income or gain, or any net loss, during such period from (i) any change in accounting principles in accordance with GAAP, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, (iii) any extraordinary items, or (iv) any discontinued operations or the disposition thereof,

                  (j) in the case of a successor to the Company by consolidation or merger or as a transferee of its assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets, and

                  (k) any portion of such net income that cannot be freely converted into United States Dollars.

         "CONSOLIDATED NET WORTH" means, at any time,

                  (a) Consolidated Total Assets MINUS

                  (b) the total liabilities of the Company and the Restricted Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Company and the Restricted Subsidiaries as of such time prepared in accordance with GAAP.

         "CONSOLIDATED SENIOR FUNDED DEBT" means all Senior Funded Debt of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED SUBORDINATED FUNDED DEBT" means all Subordinated Funded Debt of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED TOTAL ASSETS" means the total assets of the Company and the Restricted Subsidiaries that would appear on a consolidated balance sheet of such Persons prepared in accordance with GAAP.

         "CONSOLIDATED TOTAL CAPITALIZATION" means, at any time, the SUM, without duplication, of:

                  (a) Consolidated Funded Debt;

                  (b) the amount of all deferred income tax liabilities of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP;

                  (c) all amounts properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries; and

                  (d) Consolidated Net Worth.

         "CURRENT DEBT" means, with respect to any Person, all Debt of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures on demand or within one year from the date of the creation thereof and is not directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more from such date, PROVIDED that (a) Debt outstanding under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of one year or more and (b) Current Maturities of Funded Debt shall constitute Funded Debt and not Current Debt, even though such Debt by its terms matures on demand or within one year from such date.

         "CURRENT MATURITIES OF FUNDED DEBT" means, at any time and with respect to any item of Funded Debt, the portion of such Funded Debt outstanding at such time which by the terms of such Funded Debt or the terms of any instrument or agreement relating thereto is due on demand or within one year from such time (whether by sinking fund, other required prepayment or final payment at maturity) and is not directly or indirectly renewable, extendible or refundable at the option of the obligor under an agreement or firm commitment in effect at such time to a date one year or more from such time.

         "DEBT" means, with respect to any Person, without duplication,

                  (a) its liabilities for borrowed money;

                  (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                  (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases; and

                  (d) any Guaranty of such Person with respect to liabilities of a type described in clauses (a) to (c), inclusive, hereof.

Without limitation of the foregoing, Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (c) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Any Person extending, renewing or refunding any Debt (other than Existing
Debt) shall be deemed to have incurred such Debt at the time of such extension, renewal or refunding.

         "DEBT FACILITY" means any agreement pursuant to which the Company or a Restricted Subsidiary may incur Debt, as such agreement may be amended, modified, restated or replaced by another agreement providing for the incurrence of Debt by any such Person, except for any such amendment, modification, restatement or replacement that provides for an increase in the amount of Debt to an amount greater than that which could have been outstanding on the Closing Date.

         "DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

         "DEFAULT RATE" means, with respect to the Notes of any Series, that rate of interest that is the greater of (i) 2% PER ANNUM above the Applicable Rate (as defined in the Notes) or (ii) 2% over the rate of interest publicly announced from time to time by The Chase Manhattan Bank in New York, New York (or its successor) as its "base" or "prime" rate.

         "DOLLARS" OR "$" means lawful currency of the United States of America.

         "ENVIRONMENTAL LAWS" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

         "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

         "EVENT OF DEFAULT" is defined in Section 11.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

         "EXCLUDED GUARANTIES" means (i) the Guaranties of the Restricted Subsidiaries issued on the Closing Date in respect of the Notes, the Existing Notes, the Subordinated Notes and the Debt under the Fleet/Chase Debt Facility,
(ii) any other Guaranties of Subsidiaries issued thereafter in respect of the Debt identified in the foregoing clause (i), (iii) Guaranties of any refinancing, replacement or renewal of such Debt so long as the aggregate principal amount of such Debt is not in excess of that outstanding or, in the case of the Fleet/Chase Debt Facility, available to be borrowed, immediately after giving effect to the sale of the Notes and the Subordinated Notes on the Closing Date and the holders of such Debt (other than any holders of Subordinated Funded Debt) are parties to the Sharing Agreement, and (iv) any Guaranties of Subsidiaries of the Existing Notes, the Subordinated Notes or the obligations of the Company under the Fleet/Chase Debt Facility if Guaranties of such Subsidiaries shall also have been issued in respect of the Notes pursuant to Section 9.7(a).

         "EXISTING CURRENT DEBT" means Existing Debt which is Current Debt.

         "EXISTING DEBT" means

                  (a) Debt of the Company or any Restricted Subsidiary outstanding on the Closing Date and identified on Schedule 5.15 (or included in the aggregate amount set forth in Section 5.15), and any renewal, refinancing or replacement thereof so long as there shall be no increase in the principal amount of such Debt outstanding at the time of such renewal, refinancing or replacement;

                  (b) Debt incurred pursuant to a Debt Facility identified in
         Schedule 5.15 to which the Company or any Restricted Subsidiary is a party on the Closing Date (regardless of whether any Debt was outstanding thereunder on the Closing Date), so long as the aggregate amount of Debt so incurred at any time is not in excess of the maximum amount of Debt permitted to be incurred thereunder on the Closing Date (assuming satisfaction of all funding conditions on such date); and

                  (c) the Excluded Guaranties.

         "EXISTING NOTE PURCHASE AGREEMENT" means the separate Note Purchase Agreements, dated as of March 9, 1998, between the Company and each of the purchasers of the Company's 6.83% Senior Notes due March 1, 2008 issued thereunder (as amended, supplemented or restated from time to time).

         "EXISTING NOTES" means the Company's 6.83% Senior Notes due March 1, 2008 (as amended as of the date hereof and as amended, supplemented or restated from time to time).

         "EXISTING SENIOR FUNDED DEBT" means Existing Debt which is Senior Funded Debt.

         "EXISTING SUBORDINATED FUNDED DEBT" means Existing Debt which is Subordinated Funded Debt.

         "FAIR MARKET VALUE" means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

         "FLEET/CHASE DEBT FACILITY" means the Debt Facility evidenced by that certain Credit Agreement dated as of March 9, 1998 among the Company, Fleet National Bank and The Chase Manhattan Bank, as co-agents, Fleet National Bank, as administrative agent, and the other banks party thereto, providing for a borrowing availability of up to $75 million.

         "FUNDED DEBT" means, with respect to any Person, all Debt of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof. The amount of Funded Debt outstanding under any such revolving credit or similar agreement (including the Fleet/Chase Debt Facility) on any date shall be deemed to be the average daily amount outstanding under such facility during the period of 365 consecutive days ending on and including such date, and not the actual amount outstanding on such date; PROVIDED, HOWEVER, that, as used in the definitions of "Consolidated Senior Funded Debt" and "Consolidated Funded Debt," but only as such terms are used in Section 10.14, the amount of Funded Debt outstanding under any such revolving credit or similar agreement (including the Fleet/Chase Debt Facility) on any date shall be the actual amount outstanding on such date.

         "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

         "GOVERNMENTAL AUTHORITY" means

                  (a) the government of

                           (i) the United States of America or any state or
                  other political subdivision thereof, or

                           (ii) any jurisdiction in which the Company or any
                  Subsidiary conducts all or any part of its business, or that asserts jurisdiction over any properties of the Company or any Subsidiary, or

                  (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

         "GUARANTOR" means, at any time, each Person (including, without limitation, each of the Initial Guarantors) that at such time is a Guarantor under a Guaranty Agreement.

         "GUARANTY" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

                  (a) to purchase such indebtedness or obligation or any property constituting security therefor;

                  (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

                  (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

                  (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

         "GUARANTY AGREEMENTS" shall mean each of the Guaranty Agreements executed by the Initial Guarantors pursuant to Section 4.14, and each of the other Guaranty Agreements executed and delivered from time to time pursuant to
Section 9.7, in each case as amended or supplemented from time to time.

         "HAZARDOUS MATERIAL" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

         "HOLDER" means, with respect to any Note, the Person in whose name such
Note is registered in the register maintained by the Company pursuant to Section 13.1.

         "IBH DEBT" means Debt of Infratest and its subsidiaries up to the maximum amount that may be incurred under the credit facilities to which Infratest is a party as of November 20, 1998.

         "INDEBTEDNESS" means, with respect to any Person, without duplication,

                  (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

                  (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

                  (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

                  (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

                  (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

                  (f) Swaps of such Person; and

                  (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Without limitation of the foregoing, Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through
(g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

         "INFRATEST" means Infratest Burke Aktiengesellschaft Holding, a German Aktiengesellschaft (stock corporation).

         "INFRATEST ACQUISITION" means the purchase and sale of all of the issued and outstanding shares of common stock of Infratest, as contemplated by the Acquisition Agreement.

         "INITIAL GUARANTORS" means each of Migliara/Kaplan Associates, Inc., NFO Research, Inc., Plog Research Inc., Prognostics Corp., PSI Holding Corp., and Ross- Cooper-Lund, Inc., each a Delaware corporation.

         "INSTITUTIONAL INVESTOR" means (a) any original purchaser of a Note,
(b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

         "INTER-COMPANY DEBT" means Debt of the Company owing to any Wholly-Owned Restricted Subsidiary or Debt of any Restricted Subsidiary owing to the Company or one or more Wholly-Owned Restricted Subsidiaries.

         "INVESTMENT" means any investment, made in cash or by delivery of property, by the Company or any of the Restricted Subsidiaries in any Person, whether by acquisition of stock, Debt or other obligation or Security, or by loan, Guaranty, advance, capital contribution or otherwise.

         "JUNIOR FINANCING CONDITION" means the receipt by the Company of net proceeds of at least $25,000,000 on or after November 20, 1998 from any combination of any one or more of (x) sales of the Company's Capital Stock, (y) sales of the

Subordinated Notes, and (z) incurrence of Subordinated Funded Debt by the Company (i) with terms and conditions satisfactory to the Required Holders (as evidenced by their written acknowledgement) or (ii) with subordination provisions identical to those set forth in the Subordinated Note Purchase Agreement (except for minor language changes which do not have any substantive effect) and with a maturity no earlier, and a weighted average life to maturity no shorter, than the maturity and weighted average life to maturity of the Subordinated Notes).

         "LIEN" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements to the extent that such arrangements affect control of the issuer of such stock or the payment of dividends by such issuer).

         "LONG TERM LEASE RENTALS" means, for a lease (other than a Capital Lease) arising from a Sale-and-Leaseback Transaction having a term (including terms of renewal or extension at the option of the lessor or the lessee, whether or not such option has been exercised) expiring more than two (2) years after the commencement of the initial term thereof, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or any Subsidiary as lessee, EXCLUDING any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental)
(a) which are on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.

         "MAKE-WHOLE AMOUNT" is defined in Section 8.6.

         "MATERIAL" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

         "MEMORANDUM" is defined in Section 5.3.

         "MULTIEMPLOYER PLAN" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

         "NET PROCEEDS AMOUNT" means, with respect to any Transfer of any property by any Person, an amount equal to the DIFFERENCE of:

                  (a) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, MINUS

                  (b) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer, and all taxes arising on account of any gains in respect of such Transfer which are actually payable by such Person.

         "NOTES" is defined in Section 1.

         "OFFICER'S CERTIFICATE" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

         "OTHER AGREEMENTS" is defined in Section 2.

         "OTHER PURCHASERS" is defined in Section 2.

         "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a trust, an unincorporated organization, or a government or agency or political subdivision thereof.

         "PLAN" means an "employee benefit plan" (as defined in section 3(3) of ERISA) or other plan that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability which is covered by Title IV of ERISA.

         "PREFERRED STOCK" means any class of Capital Stock of a Person that is preferred over any other class of Capital Stock of such Person as to the payment of dividends or other equity distributions or the payment of any amount upon liquidation or dissolution of such Person.

         "PRO FORMA CONSOLIDATED INTEREST EXPENSE" means, in respect of any period, all interest in respect of Debt of the Company and the Restricted Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, determined as if

                  (a) all Persons which became or ceased to be Restricted Subsidiaries during such period had become or ceased to be Restricted Subsidiaries on the first day of such period, and

                  (b) all acquisitions or dispositions of all or substantially all of the assets of any Person or Restricted Subsidiary which occurred during such period had occurred on the first day of such period (and all incurrences or retirements of Debt in connection with any such acquisition or disposition had occurred on such first day).

For purposes of this definition, in determining the interest that would have accrued during any period on Debt which bears a floating rate of interest, the interest rate in effect for all of such period shall be deemed to be the interest rate that would have been in effect on the first day of such period had such Debt been outstanding on such day.

         "PRO FORMA EBITDA" means, in respect of any period, Consolidated Net Income for such period PLUS, to the extent deducted in the determination thereof for such period, each of the following:

                  (a) Pro Forma Consolidated Interest Expense;

                  (b) all depreciation and amortization allowances and other non-cash expenses of the Company and the Restricted Subsidiaries; and

                  (c) all taxes imposed on or measured by income or excess profits;

in each case determined as if (i) all Persons which became or ceased to be Restricted Subsidiaries during such period had become or ceased to be Restricted Subsidiaries on the first day of such period, (ii) all acquisitions or dispositions of all or substantially all of the assets of any Person or Restricted Subsidiary which occurred during such period had occurred on the first day of such period (and all incurrences or retirements of Debt in connection with any such acquisition or disposition had occurred on such first day), and (iii) all planned future reductions in the compensation paid during such period to the owners of the equity interests in any Person referred to in the foregoing clauses (i) and (ii) had been in effect on the first day of such period. For purposes of the immediately preceding clause (iii), a planned future reduction in the compensation of any such owner shall be deemed to mean the amount by which the salary and bonus payable to such owner in respect of the period for which Pro Forma EBITDA is to be determined (the "Reference Period") exceeds the salary and bonus the Company intends to pay such owner for the equivalent period immediately following the Reference Period, as evidenced by the written agreement of such owner.

         "PROPERTY OR PROPERTIES" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

         "PTE" is defined in Section 6.2(a).

         "QPAM EXEMPTION" is defined in Section 6.2(d).

         "QUALIFIED INSTITUTIONAL BUYER" means any Person who is a "qualified institutional buyer" within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

         "REQUIRED HOLDERS" means, at any time, the holder or holders of at least 66- 2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

         "RESPONSIBLE OFFICER" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

         "RESTRICTED INVESTMENTS" means all Investments except the following:

                  (a) current assets arising from the sale of goods and services in the ordinary course of business of the Company and the Restricted Subsidiaries;

                  (b) Investments in the Company or one or more Restricted Subsidiaries in the ordinary course of business;

                  (c) Investments in any Person which, after giving effect to such transaction, would be a Restricted Subsidiary;

                  (d) advances to officers, directors and employees of the Company or any of the Restricted Subsidiaries for expenses incurred in the ordinary course of business of the Company or such Restricted Subsidiary;

                  (e) Investments in United States Governmental Securities;

                  (f) Investments in certificates of deposit or banker's acceptances issued by an Acceptable Bank;

                  (g) Investments in debt obligations of issuers organized under the laws of the United States of America, any state thereof or the District of Columbia and rated "A" or better by S&P, "A2" or better by Moody's, or an equivalent rating by any other credit rating agency of recognized national standing;

                  (h) Investments in preferred stock of issuers organized under the laws of the United States of America, any state thereof or the District of Columbia and rated "A" or better by S&P, "A2" or better by Moody's, or an equivalent rating by any other credit rating agency of recognized national standing;

                  (i) Investments in obligations of any state of the United States of America, or any governmental subdivision of any such state, in each case rated "A" or better by S&P, "A2" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing;

                  (j) Investments which are incurred in connection with transactions permitted by Section 10.10; and

                  (k) to the extent not included in the foregoing clauses (a) to
         (j), inclusive, cash and cash equivalents.

         As of any date of determination, each Restricted Investment shall be valued at the greater of:

                           (x) the amount at which such Restricted Investment is
                  shown on the books of the Company or any of the Restricted Subsidiaries (or zero if such Restricted Investment is not shown on any such books); and

                           (y) either

                                    (i) in the case of any Guaranty of the
                           obligation of any Person, the amount which the Company or any of the Restricted Subsidiaries has paid on account of such obligation less any recoupment by the Company or such Restricted Subsidiary of any such payments, or

                                    (ii) in the case of any other Restricted
                           Investment, the excess of (x) the greater of (A) the amount originally entered on the books of the Company or any of the Restricted Subsidiaries with respect thereto and (B) the cost thereof to the Company or the Restricted Subsidiary over (y) any return of capital (after income taxes applicable thereto) upon such Restricted Investment through the sale or other liquidation thereof or part thereof or otherwise.

                  As used in this definition of "Restricted Investments":

                           "ACCEPTABLE BANK" means any bank or trust company (i)
                  which is organized under the laws of the United States of America or any State thereof, (ii) which has capital, surplus and undivided profits aggregating at least $50,000,000, and
                  (iii) which has outstanding senior unsecured Debt rated "A" or better by S&P, "A2" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing.

                           "MOODY'S" means Moody's Investors Service, Inc.

                           "S&P" means Standard & Poor's Ratings Group, a
                  division of McGraw-Hill, Inc.

                           "UNITED STATES GOVERNMENTAL SECURITY" means any
                  direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.

         "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

         "RESTRICTED SUBSIDIARY STOCK" means, with respect to any Person, the Capital Stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of any Restricted Subsidiary owned by such Person.

         "SALE-AND-LEASEBACK TRANSACTION" means a transaction or series of transactions pursuant to which the Company or any Restricted Subsidiary shall sell or transfer to any Person (other than the Company or a Restricted Subsidiary) any property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Company or any Restricted Subsidiary shall rent or lease as lessee (other than pursuant to a Capital Lease), or similarly acquire the right to possession or use of, such property or one or more properties which it intends to use for the same purpose or purposes as such property.

         "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

         "SECURITY" has the meaning set forth in section 2(1) of the Securities Act.

         "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

         "SENIOR FUNDED DEBT" means (a) any Funded Debt of the Company (other than Subordinated Funded Debt) and (b) any Funded Debt of any Restricted Subsidiary.

         "SERIES" is defined in Section 1.

         "SERIES A NOTES" is defined in Section 1(a).

         "SERIES B NOTES" is defined in Section 1(b).

         "SHARING AGREEMENT" means the Sharing Agreement, dated as of November 20, 1998, among the holders of the Notes, the Existing Notes, and the banks party to the Fleet/Chase Debt Facility.

         "SOURCE" is defined in Section 6.2.

         "SUBORDINATED FUNDED DEBT" means (x) the Subordinated Notes and any renewal, refinancing or replacement thereof on terms and conditions satisfactory to the Required Holders (as evidenced by their written acknowledgement) so long as there shall be no increase in the principal amount thereof outstanding at the time of such renewal, refinancing or replacement, (y) any unsecured Funded Debt issued in satisfaction of the Junior Financing Condition, and (z) any unsecured Funded Debt that is subordinated in right of payment or security to the Debt evidenced by the Notes on terms and conditions satisfactory to the Required Holders (as evidenced by their written acknowledgement).

         "SUBORDINATED NOTE PURCHASE AGREEMENT" means the Note Purchase Agreement, dated as of November 20, 1998, among the Company and the purchasers of the promissory notes issued thereunder (as amended, supplemented or restated from time to time in accordance with the last paragraph of Section 10.2).

         "SUBORDINATED NOTE PURCHASERS" means the purchasers of the Subordinated Notes.

         "SUBORDINATED NOTES" means the promissory notes issued under the Subordinated Note Purchase Agreement, as such notes may be amended, supplemented or restated from time to time (in accordance with the last paragraph of Section 10.2) other than any amendment that would increase the principal amount thereof above the principal amount outstanding as of the day of any such amendment.

         "SUBSIDIARY" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

         "SUCCESSOR CORPORATION" is defined in Section 10.10.

         "SWAPS" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

         "TRANSFER" means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Restricted Subsidiary Stock.

         "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company designated as such by the Company by written notice to the holders of the Notes given within 5 Business Days of such designation, PROVIDED that, at the time of such designation,

                  (a) such Subsidiary does not own any Funded Debt or Capital Stock of the Company or any Restricted Subsidiary,

                  (b) no Default or Event of Default would exist, and

                  (c) the Company would be able to incur $1 of Funded Debt pursuant to both Section 10.1 and Section 10.2;

PROVIDED FURTHER that such notice shall contain a statement to the effect that all conditions to such designation have been satisfied and shall set forth the calculations reasonably necessary to show satisfaction of the condition set forth in the foregoing clause (c). Any Subsidiary of the Company designated as an Unrestricted Subsidiary may not thereafter be a Restricted Subsidiary.

         "WHOLLY-OWNED RESTRICTED SUBSIDIARY" means, at any time, any Restricted Subsidiary 100% of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Restricted Subsidiaries at such time.